As filed with the U.S. Securities and Exchange Commission on April 16, 2024.

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PURE CYCLE CORPORATION (Exact name of registrant as specified in its charter)

Colorado	84-0705083
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

34501 E. Quincy Avenue, Bldg. 65, Suite A, Watkins, CO	80137
(Address of Principal Executive Offices)	(Zip Code)

Pure Cycle Corporation 2024 Equity Incentive Plan

(Full title of the plan)

x
Mark W. Harding	With a copy to:
President and Chief Executive Officer	Anthony Epps
34501 E. Quincy Avenue, Bldg. 65, Suite A	Dorsey & Whitney LLP
Watkins, Colorado 80137	1400 Wewatta Street, Suite 400
Denver, Colorado 80202
(Name and address of agent for service)

(303) 292-3456	(303) 629-3400
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY STATEMENT

Pure Cycle Corporation (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register (i) 2,000,000 shares of Common Stock, $0.00333 par value per share, under the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”).

PART I

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents have been filed with the Commission by the Registrant and are hereby incorporated by this reference in this registration statement, excluding any disclosures therein that have been furnished and not filed:

(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023, filed with the Commission on November 15, 2023;

(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2023, filed with the Commission on January 16, 2024;

(c)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2024, filed with the Commission on April 10, 2024;

(d)The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on December 5, 2023;

(e)The Registrant’s Registration Statement on Form 8-A, declared effective by the Commission on March 31, 1982, which contains a description of the Registrant’s capital stock; and

(f)The Description of Capital Stock, incorporated by reference to Exhibit 4.2 to the Annual Report on Form 10-K for the fiscal year ended August 31, 2019.

All other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be a part hereof from the respective dates of filing such documents. Notwithstanding the foregoing, unless expressly incorporated into this registration statement, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated in the State of Colorado. Sections 7-109-101 through 7-109-111 of the Colorado Business Corporation Act, as amended (“CBCA”), provide that a corporation may indemnify any person who was, is, or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary or agents, against reasonably incurred expenses, judgments, penalties, fines and amounts paid in settlement reasonably incurred by them in such proceeding if such person acted in good faith and (i) with respect to conduct in such person’s official capacity, the person reasonably believed his or her conduct to be in the best interests of the corporation, (ii) with respect to conduct in other cases, the person reasonably believed his or her conduct was at least not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the conduct was unlawful.

Except to the extent authorized by a court, the corporation may not indemnify a director who is adjudged liable in connection with a proceeding by or in the right of the corporation or in a proceeding charging that the director derived an improper personal benefit. In either case, indemnification is limited to reasonable expenses.

Our Articles of Incorporation and Bylaws generally require us to indemnify officers and directors to the fullest extent permitted by law. Section 7-109-108 allows the corporation to purchase and maintain insurance on behalf of a director or officer against liability arising from such person’s status as a director or officer regardless of whether the corporation would have the power to indemnify such person against the same liability under the CBCA. We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Registrant. We have no other agreements with our officers and directors that pertain to indemnification.

ITEM 7.EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.EXHIBITS

Exhibit No.	Description
4.1	Pure Cycle Corporation 2024 Equity Incentive Plan (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on January 19, 2024)
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of FORVIS, LLP
23.2	Consent of Plante & Moran PLLC
23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on signature page hereto)
107	Filing Fee Table (filed herewith)

ITEM 9.UNDERTAKINGS.

(a)The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watkins, State of Colorado, on the 16th day of April, 2024.

PURE CYCLE CORPORATION

ex
By:	/s/ Mark W. Harding
Mark W. Harding
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS,  that each person whose signature appears below hereby constitutes and appoints Mark W. Harding and Marc S. Spezialy, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark W. Harding Mark W. Harding	President, Chief Executive Officer and Director (Principal Executive Officer)	April 16, 2024
/s/ Marc S. Spezialy Marc S. Spezialy	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 16, 2024
/s/ Patrick J. Beirne Patrick J. Beirne	Chairman, Director	April 16, 2024
/s/ Wanda J. Abel Wanda J. Abel	Director	April 16, 2024
/s/ Fredrick A. Fendel III Fredrick A. Fendel III	Director	April 16, 2024
/s/ Daniel R. Kozlowski Daniel R. Kozlowski	Director	April 16, 2024
/s/ Peter C. Howell Peter C. Howell	Director	April 16, 2024
/s/ Jeffrey G. Sheets Jeffrey G. Sheets	Director	April 16, 2024